EX-FILING FEES

Calculation of Filing Fee Table

SC TO-I/A

(Form Type)

THE GABELLI EQUITY TRUST INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	—	0.0001476%	—
Fees Previously Paid	$81,000,000(1)		$11,955.60(2)
Total Transaction Valuation	$81,000,000(1)
Total Fees Due for Filing			$11,955.60
Total Fees Previously Paid			$11,955.60
Total Fee Offsets			—
Net Fee Due			$0

(1)	The transaction value is calculated as the aggregate maximum purchase price for Auction Rate Preferred Shares that could be purchased in the tender offer, based upon a purchase price equal to 90.0% of the liquidation preference of $25,000 per Auction Rate Preferred Share (i.e., $22,500 per share). The fee of $11,955.60 was paid in connection with the filing of the Schedule TO-I by the Gabelli Equity Trust Inc. (File No. 005-84335) on November 16, 2023 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.
(2)	Calculated at $147.60 per $1,000,000 of the Transaction Value.